NEWS RELEASE

For immediate release

Navient announces new $500 million share repurchase authority

WILMINGTON, Del., Sept. 13, 2018 — Navient (Nasdaq:NAVI), a leading asset management and business processing services company, announced today that its Board of Directors approved a new share repurchase program for up to $500 million of the company’s outstanding common stock.

The share repurchase authorization, which is effective immediately, is in addition to the approximately $80 million unused authorization approved by the Board in December 2016.
The authorizations permit the company to repurchase shares from time to time through a combination of open market repurchases, privately negotiated transactions, accelerated share repurchase transactions or other similar transactions. The programs do not have an expiration date.

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About Navient
Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.
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Contact:

Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com